Here Enterprises, Inc

2908- 30 Harrison Garden Blvd
Toronto, Ontario, Canada M2N 7A9
(416) 704-0105

May 15, 2009

Magnolia Solar, Inc
52-B Cummings Park, Suite 314
Woburn, MA 01801
Attention: Dr. Ashok K. Sood

Re: Memorandum of Understanding

Dear Dr. Sood:

The purpose of this letter is to set forth certain understandings and agreements between Magnolia Solar, Inc. ("Private Company"), certain significant shareholders of Here Enterprises, ("Majority Shareholders"), and the entity known as Here Enterprises, Inc. , ("Public Company") (Public Company and Majority Shareholders together shall be know as "Sellers") and with any party individually referred to as a "Party" or collectively the "Parties", with respect to the potential acquisition by Private Company of a majority interest in Public Company (the "Transaction"). This letter shall be referred to hereinafter as "the MOU."

The proposed terms of the Transaction are as follows:

1. Transaction. Sellers will enter into a Transaction with Private Company, the form of which will be suitable to the Parties and will comply with applicable state and federal laws. Public Company is a publicly-traded company in the United States, reporting to the Securities and Exchange Commission, and its common stock trades on the OTCBB. Pursuant to a mutually satisfactory definitive agreement (the "Definitive Agreement") among Private Company and the Sellers, the Private Company shall acquire a majority interest in the issued and outstanding common stock of the Public Company (the "Common Shares") from the Sellers for $300,000 (the "Purchase Price"). The Purchase Price, in its entirety, shall be raised by Midtown Partners as part of its $1,500,000 bridge funding (the "Bridge Financing"). At Closing, Public Company will have no material assets or liabilities, contingent or otherwise, tax obligations, will have no litigation and will have had no material changes to its business or financial condition.

2. Definitive Agreement. The Parties will use their best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

a. At the Closing as herein defined, Private Company shall own a majority of the fully diluted shares of the Public Company's common stock, with the understanding that post Bridge Financing, Private Company will hold approximately 85% of the issued and outstanding shares on a fully diluted basis. Majority Shareholders will sell their shares as

part of this Transaction and new shares will be issued from authorized, leaving a total post Transaction capitalization to be finalized between the parties, in good faith, in the Definitive Agreements.

b. Public Company shall eliminate all liabilities from its balance sheet and have no ongoing operations as of the Closing.

c. Public Company shall deliver to Private Company fiscal years 2007 and 2008 audits by an accounting firm accredited with the PCAOB and a member of the SEC practice section.

d. Public Company shall also deliver to Private Company, certified transfer sheets (or make same available through the transfer agent) as well as all corporate books and records and support documents for the audits as provided for in item 1(c) above.

e. All officers and employees shall resign from the Public Company in all current capacities, with no further compensation due under their existing employment agreement.

f. A condition precedent to the closing of the Transaction shall be an executed agreement by the principals of the Public Company, to vote in favor of the Transaction if need be and to have the board of directors execute any documents necessary to effect the sale of a majority interest in the Public Company and as documented in the Definitive Agreement.

3. Conduct of Business. Prior to the closing of the Transaction, Public Company will conduct its operations in the ordinary course consistent with past practice and will not issue, or enter into any agreements for the future issuance of any capital stock or grant any options with respect to its capital stock, nor will the Public Company make any distributions, dividends or other payments to any affiliate or shareholders of the Public Company.

4. Public Announcements. Neither Party will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed Transaction without the prior written consent of the other Party. If and when either Party desires to make such public disclosure, after receiving such prior written consent, the disclosing Party will give the other Party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either Party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing Party will provide the other Party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

5. Due Diligence. Each Party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other Party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, "Transaction Information") that such other Party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each Party agrees to make

available to the other Party such officers, employees, consultants, advisors and others as reasonably requested by the other Party for meetings, visits, questions and discussions concerning each other and the Transaction. Each of the Parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

6. Exclusivity. In consideration of the mutual covenants and agreements contained herein, until the earlier of the closing of the Transaction or termination of this letter of intent in accordance with its terms, the Public Company and its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of the Public Company, including, but not limited to, a merger, acquisition, strategic investment or similar transaction ("Acquisition Proposal"). Public Company and its officers or their respective affiliates will immediately notify Private Company of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide Private Company with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 6 will be construed as prohibiting the board of directors of the Public Company from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry to the Public Company (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 6.

7. Termination. This letter of intent may be terminated (a) by mutual written consent of the Parties hereto, (b) by either Party if the Transaction (i) has not been consummated by June 30, 2009, (ii) is enjoined by a court or a governmental body, (iii) cannot be consummated due to a material breach of any representation, warranty, covenant or agreement on the part of the other Party, which breach cannot be cured within 30 days of written notice of such breach, or (c) by either Party if a Party is not reasonably satisfied with the results of its due diligence investigation of the other Party; or (d) by Private Company if (i) the Public Company's financial condition or capitalization changes to any material extent from that which shall be reported to Private Company in its most recently filed 10-K.

8. Closing. The Transaction shall close upon the execution of definitive documents by the Parties hereto.

9. Brokers. Each Party represents and warrants to the other that if they are represented by any brokers or finders entitled to any compensation with respect to the Transaction that Party shall be responsible for any compensation due to the broker or finder, and each Party agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

10. Expenses. Each Party will be responsible for any expenses in connection with the Transaction.

11. Compliance with the Securities Laws. Public Company acknowledges that it and the Public Company's officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about Private Company. Accordingly, the Public Company will use its best efforts

to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third Party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.

12. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

The terms herein contained are intended to be legally binding on the Parties hereto. This letter of intent will terminate at 5:00 p.m. Eastern time on May 20, 2009 unless it has been duly executed by or on behalf of the Public Company prior to such time. The terms of this letter of intent will be governed by the laws of New York without regard to provisions thereof relating to choice of law or conflicts of law.

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Please indicate your acceptance of the terms outlined in this letter agreement regarding the Transaction as set forth herein.

Sincerely,

____
Winston V. Barta, on behalf of the Sellers and the Company

Agreed and Accepted:

MAGNOLIA SOLAR, INC.

By: /S/ Ashok K. Sood

Name: Dr. Ashok K. Sood

Title: Chief Executive Officer

Date: 15 May 2009

Please indicate your acceptance of the terms outlined in this letter agreement regarding the Transaction as set forth herein.

Sincerely,

/s/ Simon Au

____
Simon Au, on behalf of the Sellers and the Company

Agreed and Accepted:

MAGNOLIA SOLAR, INC.

By: ______________________________

Name: Dr. Ashok K. Sood

Title: Chief Executive Officer

Date: ______________________________